EXHIBIT 10q

fGTE EXECUTIVE RETIREE LIFE INSURANCE PLAN

I.	INTRODUCTION. This document states the terms and conditions of the fGTE Executive Retiree Life Insurance Plan effective January 1, 2008. The purpose of the ERLIP is to provide retirement income to certain eligible executives.

II.	DEFINITIONS.

A.	“Administrator” means the most senior human resources officer of Verizon Communications Inc. or any delegate of such individual.

B.	“Code” means the Internal Revenue Code of 1986, as amended.

C.	“Company” means Verizon Corporate Services Group Inc.

D.	“ERLIP” means the fGTE Executive Retiree Life Insurance Plan.

E.	“ERLIP Benefit” means the benefit payable pursuant to Article IV.

F.	“Insurance Amount” means the figure determined pursuant to Section IV.B.1.

G.	“Net Credited Service” has the same meaning us under the Verizon Management Pension Plan.

H.	“Participant” means an individual designated as a Participant by the Administrator. To be a Participant, an individual must have been in a ZM/ZL Career Band (including comparable grandfathered Salary Bands and Grades) or above as of December 31, 2001.

I.	“Participating Affiliate” means any entity designated by the Company as a Participating Affiliate.

J.	“Payment Date” means a date that occurs within the 60-day period following the date the Participant Separates from Service, except that if a Specified Employee Separates from Service for a reason other than death, the Payment Date shall be the earlier of (1) the first business day that occurs more than six (6) months after the date the Participant Separated from Service or (2) a date that occurs within 60 days following the Participant’s death.

K.	“Separate from Service” means a Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)) with the Company and any entity required to be aggregated with the Company under Treasury Regulation Section 1.409A-1(h)(3).

L.	“Specified Employee” means an employee who was among the 200 employees of the Company (or an entity that is aggregated with the Company under Section 414(b) or (c) of the Code) having the highest annual compensation for the calendar year ending on the Specified Employee Identification Date. For this purpose, “compensation” is all compensation actually paid or made available in gross income to an employee by the Company which the Participating is required to report to the employee as wages on a Form W-2 for federal income tax purposes under the Code, plus amounts that would be included in wages but for an election under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) of the Code.

M.	“Specified Employee Identification Date” means, if a Participant Separates from Service on or after April 1 and on or before December 31 of a calendar year, the last day of the calendar year immediately preceding the calendar year in which he Separates from Service, and, if a Participant Separates from Service on or after January 1 and before April 1 of a calendar year, the last day of the second calendar year that precedes the calendar year in which he Separates from Service.

N.	“Termination Date” means the date that a Participant’s Separates from Service.

III.	PARTICIPATION. Participation in the ERLIP was frozen on January 1, 2002. Only persons who were Participants on that date are eligible to participate in the Plan. A list of Participants is maintained by the Administrator. A former Participant who Separates from Service with the Company and is subsequently reemployed is not eligible for any additional benefit under the ERLIP, regardless of whether he received an ERLIP Benefit upon his prior Separation from Service.

IV.	BENEFIT ELIGIBILITY AND CALCULATION.

A.	Benefit Eligibility. To receive an ERLIP Benefit, a Participant must:

1.	Separate from Service with the Company with entitlement to a pension (other than a deferred vested pension) under the terms of a defined benefit plan for management employees that is sponsored by the Company or a Participating Affiliate and meet the requirements under the Rule of 75 under such defined benefit pension plan;

2.	Have attained age 60 as of his or her Termination Date, and have at least 10 years of Net Credited Service; or

3.	Separate from Service with the Company under the “55 and 10” Early Retirement provision of the Contel Amendment to the Verizon Management Pension Plan.

No ERLIP Benefit is payable in the event that the Participant Separates from Service with the Company by reason of his death.

B.	Benefit Calculation.

1.	The ERLIP lump sum benefit is derived from the Insurance Amount. The Insurance Amount for a Participant is determined based on the Participant’s final annual base salary on his Termination Date and his career band, as indicated in the following chart:

Career Band at Termination of Employment	Grandfathered Salary Grades/Bands	Insurance Amount
ZM/ZL Sales and Non-Sales	Yellow Band/15–16	1.0 × final annual base salary
		(former Grade 16s are grandfathered at 1.5 × final annual base salary)

4	17	2.0 × final annual base salary

3	18	2.5 × final annual base salary

2	19 and Above	3.0 × final annual base salary

1 & Above	19 and Above	3.0 × final annual base salary

The Insurance Amount is rounded to the next highest $1,000 increment after the formula is applied, unless the formula results in an even $1,000 increment.

2.	A Participant’s ERLIP Benefit is calculated by multiplying his Insurance Amount by the Conversion Factor.

V.	PAYMENT. The ERLIP Benefit is paid in a single lump sum amount on the applicable Payment Date. Payment will be made via direct deposit to the Participant’s Fidelity Brokerage Account.

VI.	ADMINISTRATION, AMENDMENT, AND TERMINATION OF THE ERLIP.

A.

The Administrator shall have the discretion to interpret the terms of the ERLIP, to delegate such responsibilities or duties as it deems desirable, to appoint agents and advisors and otherwise govern the conduct of its business, and to make all decisions necessary or proper for the administration of the ERLIP. The Administrator’s decisions relating to the administration of the ERLIP shall be final.

B.	The Company reserves the right to amend or terminate the ERLIP at any time. An Eligible Executive’s rights and interests under the ERLIP may not be assigned or transferred.

C.	If any provision of the ERLIP shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the ERLIP or part thereof, each of which shall remain in full force and effect. If the making of any payment in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment from being made in part, to the extent that it would not be unlawful, invalid, or unenforceable.

D.	The maintenance of the ERLIP shall not be deemed to constitute a contract of employment nor as giving any employee any right to be retained in the employment of the Company or its affiliates.

E.	To the extent that any payment under the ERLIP may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by the Company in its sole discretion, and not by any Participant or other individual.

F.	A Participant’s rights and interests under the ERLIP may not be assigned or transferred, provided that, in the case an order which satisfies the requirements for a qualified domestic relations order set forth in Section 206(d)(3)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“QDRO”) which is issued with respect to an Participant’s interest in the ERLIP, benefits shall be payable to the alternate payee designated therein in accordance with the terms and conditions thereof.

G.	Except to the extent preempted by federal law, this ERLIP is subject to the laws of the State of Delaware without regard to the choice of law rules of any jurisdiction.

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